EXHIBIT 99.1
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BMCA                                                   NEWS
Building Materials                 1361 Alps Road, Wayne, NJ 07470  973 628-3000
Corp. of America
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FOR IMMEDIATE RELEASE

FOR MORE INFORMATION, CONTACT BUILDING MATERIALS CORPORATION OF AMERICA AT 973-317-5960


              BMCA PROPOSES MERGER PROVIDING $35.00 PER SHARE CASH
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             CONSIDERATION FOR ALL OUTSTANDING ELKCORP COMMON SHARES
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November 15, 2006 - Building Materials Corporation of America ("BMCA"), North
America's largest roofing manufacturer, which operates under the name GAF Materials Corporation, today sent a letter to Thomas D. Karol, Chairman of the Board of Directors and Chief Executive Officer of ElkCorp (NYSE: ELK) proposing a merger agreement with Elk providing cash consideration for all outstanding Elk common shares of $35.00 per share. The merger would not be conditioned upon financing but would be subject to Hart-Scott-Rodino approval, the rescission of Elk's poison pill, and other customary conditions.

The letter sent today to Mr. Karol by BMCA follows:



                                                               November 15, 2006

Mr. Thomas D. Karol
Chairman of the Board and CEO
ElkCorp
14911 Quorum Drive, Suite 600
Dallas, TX 75254-1491

Dear Tom:

         It was good meeting with you, your colleagues, and advisors on Monday evening in Dallas, and I appreciate your accommodating the meeting on such short notice.

         In response to your invitation to put our best foot forward, we want you to know that BMCA is prepared, based upon publicly available information, to enter into a merger agreement with Elk providing cash consideration for all outstanding Elk common shares of $35 per share. The merger would not be conditioned upon financing but would be subject to Hart-Scott-Rodino approval, the rescission of Elk's poison pill, and other customary conditions.

         As we have pointed out, we believe that BMCA is the highest and best merger partner for Elk given BMCA's leading position in the industry and the unique synergies which exist between our businesses. Because of our position in the industry, we are well aware of the significant benefits of a merger between

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our Companies as well as the difficult current operating environment and significant long term challenges we both now confront.

         Again, we are proceeding based upon publicly available information, and should Elk decide to share confidential information with BMCA, we would hope to see evidence of additional value that would enable BMCA to increase its price.

         BMCA's proposal provides a compelling opportunity for Elk shareholders to realize significant value for their shares in an all cash transaction with no significant regulatory hurdles anticipated. It should be noted that the proposed price represents an approximate 40% premium over Elk's closing price on November 3rd ($25.18 per share), the trading day immediately preceding BMCA's filing of its 13D and Elk's announcement of its sale process, and a meaningful premium over Elk's current trading price.

         As we provided you and your colleagues and advisers with a "heads up" at our Monday night meeting and again earlier today, we are proceeding along this line only after Elk and its advisors have chosen to exclude us from the on-going sale process because of their insistence that we enter into what we regard as an onerous standstill agreement. The proposed agreement would unreasonably tie BMCA's hands and prevent us under any circumstances from making an offer directly to shareholders.

         By way of background, in our teleconference on Sunday, November 5th, you agreed that Elk would include BMCA as part of its ongoing sale process and provide us, subject to a confidentiality agreement, with due diligence similar to that which Elk had already provided other bidders. You indicated further that the process had been underway for sometime and that you were expecting to complete it by the end of November. Parenthetically, we still do not understand why we were not invited into the sale process at inception given the fact that BMCA would have had to be considered Elk's most logical strategic merger partner.

         Shortly after the November 5th conference, your advisors provided BMCA with confidentiality and standstill agreements, the latter containing unreasonable demands concerning our Elk ownership position and BMCA's future course of action. By way of example, under Elk's proposed agreement, it could terminate the process and discussions with our Company for any reason at any time while preventing us, for a period of two years, from submitting our offer directly to Elk shareholders.

         In addition, under the Elk proposal, as your advisors have acknowledged, the Company reserved the right to change the rules of the process at any time, notwithstanding the fact that this could have the effect of creating an unlevel playing field -- and all this while BMCA would be obligated to stand still. We had similar objections to other provisions which would operate to prevent us from submitting an offer to shareholders under other circumstances as well. Although we continued to seek throughout the past week a reasonable compromise, your advisors reiterated that your Company had little or no flexibility.

         At our meeting in Dallas on Monday night, we stated that we could simply not see our way clear, as a substantial Elk shareholder, to enter into the standstill agreement that your advisors had proffered. We further went on to indicate that it was Elk's choice as to whether BMCA would proceed as part of your process or outside the process while BMCA stated that it was its strong

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preference to participate in the process believing that course to be in the interests of both companies. Based upon Elk's decision, you and your advisors have left us no alternative but to proceed in this fashion.

         We reiterate our interest in a friendly transaction and remain open to any further discussion that you and your advisors wish to pursue.

         All the best.

                                           Sincerely,


                                           /s/ Robert B. Tafaro


                                           Robert B. Tafaro
                                           President and Chief Executive Officer

cc:  Elk Board of Directors


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BMCA INFORMATION
Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc. With annual sales in 2005 approximating $2.0 billion, BMCA is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

                                      # # #

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any ElkCorp shares, and is not a solicitation of a proxy.

                                      # # #

FORWARD-LOOKING STATEMENTS

This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.